Exhibit 10.6

Execution Copy

AMENDMENT TO THE WCI COMMUNITIES, INC.

2004 STOCK INCENTIVE PLAN

This Amendment to the WCI Communities, Inc. 2004 Stock Incentive Plan (the “Plan”), was adopted on August 10, 2007 by the Board of Directors (the “Board”) of WCI Communities, Inc. (the “Company”).

The Plan is hereby amended, effective as of August 10, 2007, in the following particulars:

1. By adding the following sentences to the end of Section 9(b)(ii) of the Plan:

“Good Reason shall cease to exist for an event or condition described in clauses (i) or (ii) above on the 90th day following its occurrence, unless the Participant has given the Company written notice thereof prior to such date. Any resignation by the Participant for Good Reason must occur no later than two (2) years after the occurrence of the particular event of Good Reason.”

2. By adding a new Section 17 to the Plan as follows:

“17. Special Provisions related to Section 409A of the Code

(a) Notwithstanding anything in the Plan or in any Award agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under the Plan or any Award agreement by reason of the occurrence of a Change in Control, or the Participant’s disability or separation from service, such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless (i) the circumstances giving rise to such Change in Control, disability or separation from service meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable final regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. This provision does not prohibit the vesting of any Award. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the next earliest payment or distribution date or event specified in the Award agreement that is permissible under Section 409A. In addition, other provisions of the Plan or any Award Agreements thereunder notwithstanding, the Company shall have no right to accelerate any payment in respect of an Award or to make any such payment as the result of an event if such payment would, as a result, be subject to the tax imposed by Section 409A of the Code.

(b) If any one or more Awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treas. Reg. Section 1.409A-1(b)(9), but such Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company (acting through the Committee or the Head of Human Resources) shall determine which Awards or portions thereof will be subject to such exemptions.

(c) Notwithstanding anything in Plan or in any Award agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Plan or any Award agreement by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i) if the payment or distribution is payable in a lump sum, the Participant’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service (subject to exceptions specified in the final regulations under Code Section 409A); and

(ii) if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated and the Participant’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service (subject to exceptions specified in the final regulations under Code Section 409A), whereupon the accumulated amount will be paid or distributed to the Participant and the normal payment or distribution schedule for any remaining payments or distributions will resume.

For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder, provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.”

3. All other provisions of the Plan shall remain the same.

IN WITNESS WHEREOF, WCI Communities, Inc., by a duly authorized officer, has executed this Amendment to the Plan, this 10th day of August, 2007.

WCI COMMUNITIES, INC.

By:	/s/ Paul D. Appolonia
Senior Vice President